FOR IMMEDIATE RELEASE

Global Healthcare REIT Announces First Cash Dividend on Common Stock

ATLANTA, GEORGIA – April 2, 2014. Global Healthcare REIT, Inc. (the “Company” or “Global”) (OTCQB: GBCS) announced today that the Board of Directors has approved the Company’s first payment of a cash dividend on its outstanding shares of common stock.

The dividend will consist of $0.01 in cash for every share of common stock held by our stockholders on April 30, 2014, the Dividend Record Date.  Holders of our outstanding warrants and other rights to acquire shares of common stock will not be eligible to participate in the dividend unless those warrants or other rights are exercised prior to the Dividend Record Date.

We expect the dividend to be paid within thirty days following the Dividend Record Date. The dividend payment will be mailed to each shareholder entitled to participate in the dividend at their last registered address.  If a shareholder has had a change of address since their shares were registered with the Company’s transfer agent, they are encouraged to notify the transfer agent of such change of address in writing at the following:

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, Suite 430

Denver, Colorado  80209

Christopher Brogdon, President of the Company, stated, “We are extremely pleased to be able to declare and pay our first dividend to our common stockholders. It is our hope that this dividend will represent the first of many future dividends to reward our shareholders for their continued support of our expansion and growth plans for the Company.”

Please Note:  There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any.

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. The Company intends to make a tax election when eligible and appropriate to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns three facilities and plans to acquire more properties in the future.

For further information, contact:

Christopher Brogdon, President

3050 Peachtree NW, Suite 355

Atlanta, Georgia 30305

(404) 549-4293